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Exhibit 23.1

Independent Auditors' Consent

The Board of Directors
Guess?, Inc.:

        We consent to the use of our reports incorporated by reference and to the reference of our firm under the heading "Experts" in the prospectus.

                      /s/ KPMG LLP

Los Angeles, California
June 16, 2003

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Independent Auditors' Consent